Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form F-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated February 27, 2025, except for the segment reporting as described in note 1 to the financial statements, as to which the date is July 25, 2025 and except for the effects of the reverse stock split as described in note 5 to the financial statements, as to which the date is December 05, 2025, with respect to the financial statements of Atlas Critical Minerals Corporation included in Amendment No. 6 to the Registration Statement Form F-1 No. 333-290242.

For, Pipara & Co LLP (6841)

Place:	Mumbai, India
Date:	January 08, 2026